Exhibit 99.8


BERLITZ INTERNATIONAL, INC. ENTERS INTO AN INVESTMENT
AGREEMENT WITH APOLLO MANAGEMENT IV, L.P.


         PRINCETON, N.J., October 7, 1998 -- Berlitz International, Inc. ("Berlitz" or the "Company") (NYSE: BTZ), the world's premier language services company with leading positions in language instruction and translation services, announced today it had entered into adefinitive investment agreement with Apollo Management IV, L.P. and its affiliates (together, "Apollo"), a private investment firm. As part of the investment, Apollo will purchase $100 million of convertible debentures from the Company. In addition, Benesse Holdings International, Inc. ("Benesse Holdings"), the Company's largest shareholder, will purchase $55 million of convertible debentures on similar terms. In a separate transaction, Berlitz has agreed to issue to Benesse Holdings a $50 million subordinated note. Proceeds from the sale of the convertible debentures, as well as proceeds from the note issuance, will be used to retire all of the Company's existing funded indebtedness and will provide the Company with greater flexibility to pursue internal growth initiatives in the language and education related business sectors. Goldman, Sachs and Co. acted as financial advisor to Berlitz in this transaction.

         The Apollo and Benesse Holdings investments were unanimously approved by the Company's board of directors. Documents related to the investments are expected to be filed with the U.S. Securities and Exchange Commission within the next few weeks. The issuance of the convertible debentures is subject to a shareholder vote, and proxy materials are expected to be mailed to Berlitz shareholders within the next 60 days. In connection with the investments, Benesse Holdings has agreed with Apollo to vote Benesse Holdings' shares in favor of the transaction.

         Assuming conversion of all of the debentures issued in the transaction, Apollo will own approximately 20% of the outstanding common stock of Berlitz and Benesse Holdings will own approximately 60%. Upon closing of the transaction, Berlitz will expand its board of directors and will ask Mr. Antony Ressler and Mr. Laurence Berg, both senior partners of Apollo, to join the Company's board of directors.

         Mr. Hiromasa Yokoi, Vice Chairman, Chief Executive Officer and President of Berlitz, stated that "Berlitz is very excited about our investment relationship with Apollo. We look forward to welcoming Tony and Larry to the board and to a successful relationship with Apollo. We believe Apollo's commitment to the fields of language and education related business, extensive experience with acquisitions and strategic partnerships, and relationships with the investment community will bring an important expertise to the Company and should provide Berlitz with numerous opportunities to pursue strategic initiatives to enhance shareholder value."

         Mr. Ressler of Apollo called Berlitz "a premier education franchise with a well-known worldwide brand-name." He continued, "we look forward to a mutually beneficial relationship with Berlitz. Apollo views Berlitz as the dominant provider of language instruction and translation services and strongly believes that the Berlitz franchise is a unique platform for growth in the language, education and training sectors. We believe Berlitz is well-positioned to benefit from the accelerating trend
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towards a global economy and from paradigm shifts in the way education is delivered."

         Since inception in 1990, Apollo and its affiliated investment funds have invested over $8.5 billion of capital. The firm's current equity fund, Apollo Investment Fund IV, recently closed on approximately $3.6 billion of equity commitments. Through offices in Los Angeles and New York, Apollo, through its investment funds, has invested in a wide variety of industries, both domestically and internationally, in a flexible manner according to the needs of its strategic partners.

         For over 120 years, Berlitz has come to mean excellence in language services. Since its founding, the Company has established a highly recognized brand name and superior reputation throughout the world as a result of the Company's tradition of teaching excellence. Through over 400 locations, predominantly Company-owned, in over 50 countries, Berlitz offers language instruction, cross-cultural training, document translation, software localization and interpretation services. In addition, Berlitz offers a wide range of published products including dictionaries, phrase books, travel guides and self-study language instruction materials including CD-ROM formats. In the last 12 months, the Company has completed several small acquisitions of technology-based translation companies and has launched several distance learning and other technology-based learning initiatives. Berlitz is traded on the New York Stock Exchange under the ticker symbol BTZ. For more information on Berlitz, please visit the Company's website at www. berlitz.com.


Contact: Robert Minsky, Executive Vice President - Corporate Planning and Marketing
          (609) 514-3008